WORLD MONITOR TRUST III SERIES G CLASS 1

Unaudited Account Statement

For the Month Ending August 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of August 31, 2007 for World Monitor Trust III Series G Class 1. The net asset value of an interest as of August 31, 2007 was $102.73, a decrease of -3.72% from the July 31, 2007 value of $106.69. The calendar year-to-date return for World Monitor Trust III Series G Class 1 was an increase of +2.54% as of August 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	($4,027.79)
Change in Unrealized Gain/(Loss)	($31,730.37)
Gain/(Loss) on Other Investments	($1,581.56)
Brokerage Commission	($181.10)

Total Trading Income	($37,520.82)
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$341.15
Management Fees	$459.33
Advisory Fees	$2,222.03
Offering Fees	$0.00
Incentive Fees	$0.00
Other Expenses	$4,251.18

Total Expenses	$7,273.69
Interest Income	$3,796.92
Net Income(Loss) from the Period	($40,997.59)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$1,102,396.78	$106.69
Addition	$18,000.00
Withdrawal	($40,075.66)
Net Income/(Loss)	($40,997.59)

Month End	$1,039,323.53	$102.73
Monthly Rate of Return	-3.72%
Year to Date Rate of Return	2.54%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 1

WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending August 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of August 31, 2007 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of August 31, 2007 was $99.22, a decrease of -2.61% from the July 31, 2007 value of $101.88. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +1.04% as of August 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$871,815.52
Change in Unrealized Gain/(Loss)	($2,382,821.89)
Gain/(Loss) on Other Investments	($38,552.29)
Brokerage Commission	($10,566.01)

Total Trading Income	($1,560,124.67)
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$7,149.21
Management Fees	$29,447.65
Advisory Fees	$118,443.73
Offering Fees	$0.00
Incentive Fees	$145,239.76
Other Expenses	$232,718.80

Total Expenses	$532,999.15
Interest Income	$246,179.33
Net Income(Loss) from the Period	($1,846,944.49)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$70,674,348.24	$101.88
Addition	$3,045,705.00
Withdrawal	($1,018,936.13)
Net Income/(Loss)	($1,846,944.49)

Month End	$70,854,172.62	$99.22
Monthly Rate of Return	-2.61%
Year to Date Rate of Return	1.04%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES G CLASS 2

Unaudited Account Statement

For the Month Ending August 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of August 31, 2007 for World Monitor Trust III Series G Class 2. The net asset value of an interest as of August 31, 2007 was $102.50, a decrease of -3.57% from the July 31, 2007 value of $106.30. The calendar year-to-date return for World Monitor Trust III Series G Class 2 was an increase of +3.50% as of August 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	($2,970.09)
Change in Unrealized Gain/(Loss)	($23,398.00)
Gain/(Loss) on Other Investments	($1,166.25)
Brokerage Commission	($133.54)

Total Trading Income	($27,667.88)
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$251.57
Management Fees	$336.42
Advisory Fees	$1,638.53
Offering Fees	$0.00
Incentive Fees	$0.00
Other Expenses	$1,767.95

Total Expenses	$3,994.47
Interest Income	$2,850.20
Net Income(Loss) from the Period	($28,812.15)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$807,414.74	$106.30
Addition	$35,000.00
Withdrawal	$0.00
Net Income/(Loss)	($28,812.15)

Month End	$813,602.59	$102.50
Monthly Rate of Return	-3.57%
Year to Date Rate of Return	3.50%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 2

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending August 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of August 31, 2007 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of August 31, 2007 was $99.10, a decrease of -2.38% from the July 31, 2007 value of $101.52. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +2.47% as of August 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$62,171.58
Change in Unrealized Gain/(Loss)	($166,261.53)
Gain/(Loss) on Other Investments	($2,598.41)
Brokerage Commission	($733.78)

Total Trading Income	($107,422.14)
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$477.75
Management Fees	$2,088.33
Advisory Fees	$8,209.14
Offering Fees	$0.00
Incentive Fees	$10,299.92
Other Expenses	$8,150.33

Total Expenses	$29,225.47
Interest Income	$17,135.14
Net Income(Loss) from the Period	($119,512.47)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$5,011,990.48	$101.52
Addition	$89,000.00
Withdrawal	$0.00
Net Income/(Loss)	($119,512.47)

Month End	$4,981,478.01	$99.10
Monthly Rate of Return	-2.38%
Year to Date Rate of Return	2.47%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 2